Exhibit 10.36
Description of Non-Employee Director Compensation
     For fiscal 2009, the compensation for the non-employee directors of The Goldman Sachs Group, Inc. (Group Inc.) consisted of:
•	a $75,000 annual retainer awarded on February 5, 2010 as 487 fully vested restricted stock units (RSUs) to each non-employee director of Group Inc., other than James J. Schiro, who became a director in May 2009 and received a prorated retainer of $50,000 as 325 fully vested RSUs;

•	a $25,000 committee chair fee awarded on February 5, 2010 as 163 fully vested RSUs to each committee chair; and

•	the following annual grants awarded on February 5, 2010:
•	10,000 fully vested stock options (Options) for each of John H. Bryan, Stephen Friedman, Rajat K. Gupta, James A. Johnson, Lakshmi N. Mittal and Ruth J. Simmons;

•	1,250 fully vested RSUs and 5,000 fully vested Options for each of Claes Dahlbäck, William W. George and Lois D. Juliber; and

•	a prorated grant of 1,667 fully vested RSUs for Mr. Schiro.
     Non-employee directors (other than Mr. Schiro, who joined during the year) elected whether to receive the annual grants in RSUs, Options, or a combination of RSUs and Options. RSUs granted to non-employee directors for fiscal 2009 services are fully vested and provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the first eligible trading day in the third quarter of the year following the year of the non-employee director’s retirement from the Group Inc. board of directors (the Board). Options granted to non-employee directors for fiscal 2009 services are fully vested and have an exercise price of $154.16, the closing price-per-share of Common Stock on the New York Stock Exchange on February 5, 2010, the date of grant. The Options generally will expire in February 2014. One-third of the Options generally become exercisable in each of January 2011, January 2012 and January 2013, provided that all of the Options become exercisable on the date the non-employee director ceases to be a member of the Board.
     The Board, upon the recommendation of Group Inc.’s Corporate Governance and Nominating Committee, has a policy on stock ownership that requires each non-employee director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All non-employee directors of Group Inc. are in compliance with this policy.
     Non-employee directors of Group Inc. are permitted to participate in Group Inc.’s employee matching gift program on the same terms as employees generally. Under the program for 2009, Group Inc. matched gifts of up to $20,000 in the aggregate per participating individual.
     Non-employee directors receive no compensation other than directors’ fees.